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CONSENT OF INDEPENDENT AUDTIORS

We consent to the use in this Post-Effective Amendment No. 35 to Registration Statement No. 2-82510 of Morgan Stanley Variable Investment Series, comprising Money Market Portfolio, Limited Duration Portfolio, Quality Income Plus Portfolio, High Yield Portfolio, Utilities Portfolio, Income Builder Portfolio, Dividend Growth Portfolio, Global Dividend Growth Portfolio, European Growth Portfolio, Pacific Growth Portfolio, Equity Portfolio, S&P
500 Index Portfolio, Global Advantage Portfolio, Aggressive Equity Portfolio, Information Portfolio, and Strategist Portfolio, on Form N-1A of our report dated February 18, 2004, incorporated by reference in the Prospectuses and appearing in the Statement of Additional Information, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
April 28, 2004